THE INFORMATION IN THIS PRICING SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT DELIVER THESE SECURITIES UNTIL A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         Subject to Completion, Pricing Supplement dated April 19, 2002
PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 73 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                   Dated            , 2002
                                                                  Rule 424(b)(3)
                                 $

                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes

                              --------------------

                           BRIDGES Due July   , 2008
                    Based on the Value of the S&P 500(R)Index

                BRoad InDex Guarded Equity-linked Securities(SM)
                                 ("BRIDGES(SM)")

The BRIDGES will pay the principal amount of $10 at maturity. In addition, the BRIDGES will also pay a supplemental amount if the average value of the S&P 500(R) Composite Stock Price Index, which we refer to as the S&P 500 Index, as determined on six specified determination dates during the life of the BRIDGES exceeds the initial index value, determined as specified below.

o    The principal amount and issue price of each BRIDGES is $10.

o    We will not pay interest on the BRIDGES.

o At maturity, you will receive the principal amount of $10 per BRIDGES plus a supplemental redemption amount based on the percentage, if any, by which the final average index value exceeds the initial index value.

     o The initial index value will equal the lesser of (i) , the closing value of the S&P 500 Index on the day we offer the BRIDGES for initial sale to the public, and (ii) the closing value of the S&P 500 Index on December 30, 2002.

     o    The final average index value will equal the arithmetic average of the
          closing values of the S&P 500 Index on July   , 2003, July   , 2004,
          July   , 2005, July   , 2006, July   , 2007 and July   , 2008.

o The supplemental redemption amount with respect to each BRIDGES at maturity will equal the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

o If the final average index value of the S&P 500 Index is less than or equal to the initial index value, you will receive only the principal amount of the BRIDGES and will not receive any supplemental redemption amount.

o Investing in the BRIDGES is not equivalent to investing in the S&P 500 Index or its component stocks.

o We will apply to list the BRIDGES under the proposed symbol "BRD" on the American Stock Exchange LLC.

You should read the more detailed description of the BRIDGES in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of BRIDGES."

The BRIDGES involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-5.

                              PRICE $10 PER BRIDGES

                               Price to          Agent's         Proceeds to
                                Public         Commissions         Company
                             -----------     --------------    ---------------
Per BRIDGES................        $                $                 $
Total......................        $                $                 $

If you purchase at least 100,000 BRIDGES in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $     per BRIDGES (  % of the issue price). In that case, the
Agent's commissions will be $     per BRIDGES.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

--------------------------------------------------------------------------------

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the BRIDGES we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The BRIDGES offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the BRIDGES is linked to the performance of the S&P 500 Composite Stock Price Index, which we refer to as the S&P 500 Index. These BRIDGES combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying S&P 500 Index.

     "BRoad InDex Guarded Equity-linked Securities" and "BRIDGES" are our service marks. "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley Dean Witter & Co.


Each BRIDGES costs $10        We, Morgan Stanley Dean Witter & Co., are offering
                              you BRIDGES due July , 2008 Based on the Value of the S&P 500 Index. The principal amount and issue price of each BRIDGES is $10.

Payment at Maturity           Unlike ordinary debt securities, the BRIDGES do
                              not pay interest. Instead, at maturity, you will
                              receive the principal amount of $10 per BRIDGES,
                              plus a supplemental redemption amount if the final
                              average index value of the S&P 500 Index is
                              greater than the initial index value. The initial
                              index value is the lesser of (i)     , the closing
                              value of the S&P 500 Index on the day we offer the BRIDGES for initial sale to the public, and (ii) the closing value of the S&P 500 Index on December
                              30, 2002. The final average index value is the arithmetic average of the closing values of the S&P 500 Index on each of the six annual determination dates during the life of the BRIDGES.

                                         100% Principal Protection

                              We will pay you at least $10 at maturity, plus the supplemental redemption amount, if any.

                                     The Supplemental Redemption Amount

                              The supplemental redemption amount will be equal to the greater of (x) zero and (y) $10 times the percentage by which the final average index value exceeds the initial index value. If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                                                      (Final Average Index Value
                              Supplemental              - Initial Index Value)
                               Redemption  =  $10 x  ---------------------------
                                 Amount                  Initial Index Value

                                   where,
                                  Initial Index Value = the lesser of the S&P
                                                        500 Index closing values
                                                        on (i) the day we offer
                                                        the BRIDGES for initial
                                                        sale to the public and
                                                        (ii) December 30, 2002

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  Final Average
                                    Index Value =  the arithmetic average of the
                                                   S&P 500 Index closing values
                                                   on each of the Determination
                                                   Dates as calculated by the
                                                   Calculation Agent on the last
                                                   Determination Date

                                  Determination
                                     Dates =       July   , 2003, July   , 2004,
                                                   July   , 2005, July   , 2006,
                                                   July   , 2007 and July   ,
                                                   2008, in each case subject to
                                                   adjustment in the event of
                                                   certain market disruption
                                                   events

                              However, if the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount at maturity and will not receive any supplemental redemption amount. The payment to you of the principal amount and the supplemental redemption amount, if any, upon maturity of the BRIDGES will be determined in U.S. Dollars.

                              You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of BRIDGES-- Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the level of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value, the final average index value, the percentage change in the S&P 500 Index and the supplemental redemption amount, if any, you will receive at maturity.

Where you can find more       The BRIDGES are senior notes issued as part of our
information on the BRIDGES    Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated January 24, 2001. We describe the basic features of this type of note in the sections of the prospectus supplement called
                              "Description of Notes--Fixed Rate Notes" and "
                              --Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the BRIDGES, you should read the "Description of BRIDGES" section in this pricing supplement. You should also read about some of the risks involved in investing in BRIDGES in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as BRIDGES differs from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the BRIDGES.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

--------------------------------------------------------------------------------

                                  RISK FACTORS

     The BRIDGES are not secured debt and, unlike ordinary debt securities, the BRIDGES do not pay interest. Investing in the BRIDGES is not equivalent to investing directly in the S&P 500 Index. This section describes the most significant risks relating to the BRIDGES. You should carefully consider whether the BRIDGES are suited to your particular circumstances before you decide to purchase them.


BRIDGES are not ordinary      The terms of the BRIDGES differ from those of
senior notes                  ordinary debt securities in that we will not pay
                              interest on the BRIDGES. Because the supplemental redemption amount due at maturity may be equal to zero, the return on your investment in the BRIDGES
                              (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount of each BRIDGES at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

BRIDGES may not pay more      If the final average index value is less than or
than the principal amount     equal to the initial index value, you will receive
at maturity                   only the principal amount of $10 for each BRIDGES
                              you hold at maturity.

BRIDGES may not be            There may be little or no secondary market for the
actively traded               BRIDGES. Although we will apply to list the
                              BRIDGES on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the BRIDGES, but it is not required to do so.

Market price of the           Several factors, many of which are beyond our
BRIDGES influenced by         control, will influence the value of the BRIDGES,
many unpredictable factors    including:

                              o the value of the S&P 500 Index at any time and on December 30, 2002 and the specific determination dates

                              o    interest and yield rates in the market

                              o the volatility (frequency and magnitude of changes in price) of the S&P 500 Index

                              o economic, financial, political and regulatory or judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and which may affect the final average index value

                              o the time remaining to the maturity of the BRIDGES

                              o the dividend rate on the stocks underlying the S&P 500 Index

                              o    our creditworthiness

                              Some or all of these factors will influence the price that you will receive if you sell your BRIDGES prior to maturity. For example, you may have to sell your BRIDGES at a substantial discount from the principal amount if at the time of sale the S&P 500 Index is at, below, or not sufficiently above the initial index value or if market interest rates rise.

                              You cannot predict the future performance of the S&P 500 Index based on its historical performance. We cannot guarantee that the final average index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the BRIDGES.

Adjustments to the            Standard & Poor's Corporation, or S&P(R), is
S&P 500 Index could           responsible for calculating and maintaining the
adversely affect the          S&P 500 Index. S&P can add, delete or substitute
value of the BRIDGES          the stocks underlying the S&P 500 Index or make
                              other methodological changes that could change the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P
                              500 Index. Any of these actions could adversely affect the value of the BRIDGES.

You have no shareholder       As an owner of a BRIDGES, you will not have voting
rights                        rights or rights to receive dividends or other
                              distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic interests    As calculation agent, our affiliate MS & Co. will
of the calculation agent      calculate the final average index value and the
and its affiliates may        supplemental amount, if any, we will pay to you at
influence determinations      maturity. We expect that MS & Co. and other
                              affiliates will carry out hedging activities related to the BRIDGES (and possibly to other instruments linked to the S&P 500 Index or its component stocks), including trading in the stocks underlying the S&P 500 Index as well as in other instruments related to the S&P 500 Index. Any of these hedging activities could influence MS &
                              Co.'s determinations as calculation agent. MS &
                              Co. and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500 Index on a regular basis as part of their general broker-dealer businesses. Any of these trading activities could potentially affect the value of the S&P 500 Index and, accordingly, could affect the payout to you on the BRIDGES.

Tax treatment                 You should also consider the tax consequences of
                              investing in the BRIDGES. The BRIDGES will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called
                              "Description of BRIDGES--United States Federal
                              Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the BRIDGES even though you will not receive any interest payments on the BRIDGES. In addition, any gain recognized by U.S. taxable investors on the sale or exchange of the BRIDGES generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of BRIDGES--United States Federal
                              Income Taxation" and the section called "United
                              States Taxation--Tax Consequences to U.S.
                              Holders--Notes--Notes Linked to Commodity Prices,
                              Single Securities, Baskets of Securities or
                              Indices" in the accompanying prospectus
                              supplement.

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the BRIDGES.

                             DESCRIPTION OF BRIDGES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "BRIDGES" refers to each $10 principal amount of any of our BRIDGES Due July , 2008 Based on the Value of the S&P 500 Index. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount.................   $

Original Issue Date
(Settlement Date)................             , 2002

Maturity Date....................   July    , 2008, subject to extension in the
                                    event of a Market Disruption Event on the sixth Determination Date for calculating the Final Average Index Value.

                                    If, due to a Market Disruption Event or
                                    otherwise, the sixth Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that sixth Determination Date as postponed. See "--Determination Dates" below.

Specified Currency...............   U.S. Dollars

CUSIP............................   61744Y363

Minimum Denominations............   $10

Issue Price......................   100%

Interest Rate....................   None

Maturity Redemption Amount.......   At maturity, you will receive for each
                                    BRIDGES $10 (the principal amount of the BRIDGES) plus the Supplemental Redemption
                                    Amount, if any.

Supplemental Redemption Amount...   We will pay you a Supplemental Redemption
                                    Amount per BRIDGES at maturity equal to the greater of (i) zero and (ii) the product of $10 times the S&P 500 Index Percent Change.
                                    The Calculation Agent will calculate the Supplemental Redemption Amount on the sixth
                                    Determination Date.

                                    The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

S&P 500 Index Percent Change.....   The S&P 500 Index Percent Change is a
                                    fraction, the numerator of which will be the Final Average Index Value less the Initial
                                    Index Value and the denominator of which will be the Initial Index Value. The S&P 500
                                    Index Percent Change is described by the following formula:

                                         (Final Average Index Value -
                                             Initial Index Value)
                                        ------------------------------
                                              Initial Index Value

Initial Index Value..............   The lesser of (i)       , the Index Closing
                                    Value on the day we offer the BRIDGES for initial sale to the public, and (ii) the Index Closing Value on December 30, 2002, as determined by the Calculation Agent.

Final Average Index Value........   The arithmetic average of the Index Closing
                                    Values on each of the Determination Dates, as determined by the Calculation Agent.

Index Closing Value..............   The Index Closing Value on any Trading Day
                                    will equal the closing value of the S&P 500
                                    Index or any Successor Index (as defined under "--Discontinuance of the S&P 500
                                    Index; Alteration of Method of Calculation" below) at the regular official weekday close of the principal trading session of the New
                                    York Stock Exchange (the "NYSE") on that
                                    Trading Day. See "--Discontinuance of the
                                    S&P 500 Index; Alteration of Method of
                                    Calculation."

                                    In this "Description of BRIDGES," references to the S&P 500 Index will include any Successor Index, unless the context requires otherwise.

Determination Dates..............   The Determination Dates will be July   ,
                                    2003, July   , 2004, July   , 2005, July   ,
                                    2006, July   , 2007 and July   , 2008, in
                                    each such case subject to adjustment for Market Disruption Events as described in the two following paragraphs.

                                    If any of the first five scheduled
                                    Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first five scheduled Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for and method of calculating the value of the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

                                    If July   , 2008 (the sixth scheduled
                                    Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the sixth Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day......................   A day, as determined by the Calculation
                                    Agent, on which trading is generally
                                    conducted on the NYSE, the AMEX, the Nasdaq
                                    National Market, the Chicago Mercantile
                                    Exchange, and the Chicago Board of Options
                                    Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or Certificated
Note.............................   Book Entry

Senior Note or Subordinated
Note.............................   Senior

Trustee..........................   JPMorgan Chase Bank (formerly known as The
                                    Chase Manhattan Bank)

Agent............................   Morgan Stanley & Co. Incorporated and its
                                    successors ("MS & Co.").

Market Disruption Event..........   "Market Disruption Event" means with respect
                                    to the S&P 500 Index, the occurrence or
                                    existence of a suspension, absence or
                                    material limitation of trading of stocks then constituting 20% or more of the level of the S&P 500 Index (or the relevant
                                    Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange;
                                    or a breakdown or failure in the price and trade reporting systems of any Relevant
                                    Exchange as a result of which the reported trading prices for stocks then constituting
                                    20% or more of the level of the S&P 500
                                    Index (or the relevant Successor Index)
                                    during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the S&P 500 Index (or the relevant Successor
                                    Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                    For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P 500 Index shall be based on a comparison of (x) the portion of the level of the S&P 500 Index attributable to that security relative to
                                    (y) the overall level of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                    For purposes of determining whether a Market
                                    Disruption Event has occurred: (1) a
                                    limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,
                                    (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                    (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange................   "Relevant Exchange" means the primary U.S.
                                    organized exchange or market of trading for any security then included in the S&P 500
                                    Index or any Successor Index.

Alternate Exchange Calculation
in Case of an Event of Default ..   In case an event of default with respect to
                                    the BRIDGES shall have occurred and be
                                    continuing, the amount declared due and
                                    payable for each BRIDGES upon any
                                    acceleration of the BRIDGES will be equal to $10 plus the Supplemental Redemption Amount, if any, determined as though the Index
                                    Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

Calculation Agent................   MS & Co.

                                    All determinations made by the Calculation
                                    Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                    All calculations with respect to the Final
                                    Average Index Value and the Supplemental
                                    Amount, if any, will be rounded to the
                                    nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per BRIDGES will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of

                                    BRIDGES will be rounded to the nearest cent, with one-half cent rounded upward.

                                    Because the Calculation Agent is our
                                    affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the S&P 500 Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

S&P 500 Index....................   We have derived all information contained in
                                    this pricing supplement regarding the S&P
                                    500 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

                                    The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                    The S&P 500 Index is calculated using a
                                    base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                    An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                    The actual total Market Value of the
                                    Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                    Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                    To prevent the value of the Index from
                                    changing due to corporate actions, all
                                    corporate actions which affect the total
                                    Market Value of the Index require an Index
                                    Divisor adjustment. By adjusting the Index
                                    Divisor for the change in total Market
                                    Value, the value of the S&P 500 Index
                                    remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                    The table below summarizes the types of S&P
                                    500 Index maintenance adjustments and
                                    indicates whether or not an Index Divisor adjustment is required.

                                                                                               Divisor
                                           Type of                                           Adjustment
                                      Corporate Action           Adjustment Factor            Required
                                    ---------------------     ---------------------------    ----------
                                    Stock split               Shares Outstanding                 No
                                      (i.e. 2x1)              multiplied by 2;
                                                              Stock Price divided by 2

                                    Share issuance            Shares Outstanding plus            Yes
                                      (i.e. Change >= 5%)     newly issued Shares

                                    Share repurchase          Shares Outstanding minus           Yes
                                      (i.e. Change >= 5%)     Repurchased Shares

                                    Special cash              Share Price minus Special          Yes
                                      dividends               Dividend

                                                                                               Divisor
                                           Type of                                           Adjustment
                                      Corporate Action           Adjustment Factor            Required
                                    ---------------------     ---------------------------    ----------
                                    Company change            Add new company Market             Yes
                                                              Value minus old company
                                                              Market Value

                                    Rights offering           Price of parent company            Yes
                                                              minus
                                                              Price of Rights
                                                             (---------------)
                                                                Right Ratio

                                    Spinoffs                  Price of parent company            Yes
                                                              minus

                                                                Price of Spinoff Co.
                                                             (------------------------)
                                                                Share Exchange Ratio

                                    Stock splits and stock dividends do not
                                    affect the Index Divisor of the S&P 500
                                    Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                    Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                    Post-Event Aggregate
                                        Market Value
                                    -------------------- = Pre-Event Index Value
                                        New Divisor

                                                  Post-Event Aggregate
                                                      Market Value
                                    New Divisor = ---------------------
                                                  Pre-Event Index Value

                                    A large part of the S&P 500 Index
                                    maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P 500
 Index; Alteration of Method
 of Calculation..................   If S&P discontinues publication of the S&P
                                    500 Index and S&P or another entity
                                    publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index
                                    (such index being referred to herein as a "Successor Index"), then any subsequent
                                    Index Closing Value will be determined by reference to the value of such Successor
                                    Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Successor Index on the date that any Index
                                    Closing Value is to be determined.

                                    Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to the holders of the BRIDGES within three Trading Days of such selection.

                                    If S&P discontinues publication of the S&P
                                    500 Index prior to, and such discontinuance is continuing on, any Determination Date or on December 30, 2002 and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500 Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index on the Relevant Exchange may adversely affect the value of the BRIDGES.

                                    If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value and the Initial Index Value, if necessary, with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information...........   The following table sets forth the high and
                                    low Index Closing Values, as well as
                                    end-of-quarter Index Closing Values, of the S&P 500 Index for each quarter in the period from January 1, 1997 through April 19, 2002.
                                    The Index Closing Value on April 19, 2002 was 1124.46. We obtained the information in the table below from Bloomberg Financial
                                    Markets, and we believe such information to be accurate.

                                    The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500 Index as of December 30, 2002 or any Determination Date. The value of the S&P 500 Index may be lower on the Determination Dates than on the date of this pricing supplement or December 30, 2002 so that you will receive only the principal amount of the BRIDGES at maturity. We cannot give you any assurance that the average value of the S&P 500 Index on the Determination Dates will be higher than the Initial Index Value so that you will receive a payment in excess of the principal amount of the BRIDGES at maturity.

                                                                   High       Low      Period End
                                                                 -------    -------    ----------
                                    1997:
                                      First Quarter...........    816.29     737.01      757.12
                                      Second Quarter..........    898.70     737.65      885.14
                                      Third Quarter...........    960.32     891.03      947.28
                                      Fourth Quarter..........    983.79     876.99      970.43
                                    1998:
                                      First Quarter...........   1105.65     927.69     1101.75
                                      Second Quarter..........   1138.49    1077.01     1133.84
                                      Third Quarter...........   1186.75     957.28     1017.01
                                      Fourth Quarter..........   1241.81     959.44     1229.23
                                    1999:
                                      First Quarter...........   1316.55    1212.19     1286.37
                                      Second Quarter..........   1372.71    1281.41     1372.71
                                      Third Quarter...........   1418.78    1268.37     1282.71
                                      Fourth Quarter..........   1469.25    1247.41     1469.25
                                    2000:
                                      First Quarter...........   1527.46    1333.36     1498.58
                                      Second Quarter .........   1516.35    1356.56     1454.60
                                      Third Quarter...........   1520.77    1419.89     1436.51
                                      Fourth Quarter..........   1436.28    1264.74     1320.28
                                    2001:
                                      First Quarter...........   1373.73    1117.58     1160.33
                                      Second Quarter .........   1312.83    1103.25     1224.42
                                      Third Quarter...........   1236.72     965.80     1040.94
                                      Fourth Quarter..........   1170.35    1038.55     1148.08

                                                                   High       Low      Period End
                                                                 -------    -------    ----------

                                    2002
                                      First Quarter...........   1172.51    1080.17     1147.39
                                      Second Quarter
                                      (through April 19,
                                      2002) ..................   1146.54    1102.55     1124.46

Use of Proceeds and Hedging......   The net proceeds we receive from the sale of
                                    the BRIDGES will be used for general
                                    corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the BRIDGES. See also "Use of Proceeds" in the accompanying prospectus.

                                    On or prior to the date of this pricing
                                    supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the BRIDGES by taking positions in the stocks underlying the S&P 500 Index, in futures or options contracts on the S&P 500 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the BRIDGES. Purchase activity could potentially increase the value of the S&P 500 Index, and therefore effectively increase the level of the S&P 500 Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the BRIDGES. Although we have no reason to believe that our hedging activity will have a material impact on the value of the S&P 500 Index, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the BRIDGES, including on December 30, 2002 and on the Determination Dates, by purchasing and selling the stocks underlying the S&P 500 Index, futures or options contracts on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information Concerning
Plan of Distribution.............   Under the terms and subject to conditions
                                    contained in the U.S. distribution agreement
                                    referred to in the prospectus supplement
                                    under "Plan of Distribution," the Agent,
                                    acting as principal for its own account, has
                                    agreed to purchase, and we have agreed to
                                    sell, the principal amount of BRIDGES set
                                    forth on the cover of this pricing
                                    supplement. The Agent proposes initially to
                                    offer the BRIDGES directly to the public at
                                    the public offering price set forth on the
                                    cover page of this pricing supplement;
                                    provided that the price will be $ per
                                    BRIDGES for purchasers of 100,000 or more
                                    BRIDGES in any single transaction, subject
                                    to the holding period requirements described
                                    below. The Agent may allow a concession not
                                    in excess of    % of the principal amount of
                                    the BRIDGES to other dealers. We
                                    expect to deliver the BRIDGES against
                                    payment therefor in New York, New York on
                                             , 2002. After the initial offering,
                                    the Agent may vary the offering price and other selling terms from time to time.

                                    Where an investor purchases 100,000 or more
                                    BRIDGES in a single transaction at the
                                    reduced price, approximately    % of the
                                    BRIDGES purchased by the investor (the
                                    "Delivered BRIDGES") will be delivered on
                                    the Settlement Date. The balance of
                                    approximately    % of the BRIDGES (the
                                    "Escrowed BRIDGES") purchased by the
                                    investor will be held in escrow at MS & Co.
                                    for the benefit of the investor and
                                    delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered BRIDGES have held all of the Delivered BRIDGES for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered BRIDGES fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed BRIDGES will be forfeited by the investor and not delivered to it. The Escrowed BRIDGES will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per BRIDGES for such investors to 100% of the principal amount of the BRIDGES. Should investors who are subject to the holding period requirement sell their BRIDGES once the holding period is no longer applicable, the market price of the BRIDGES may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                                    In order to facilitate the offering of the BRIDGES, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the BRIDGES. Specifically, the Agent may sell more BRIDGES than it is obligated to purchase in connection with the offering, creating a naked short position in the BRIDGES for its own account. The Agent must close out any naked short position by purchasing the BRIDGES in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the BRIDGES in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, BRIDGES in the open market to stabilize the price of the BRIDGES. Any of these activities may raise or maintain the market price of the BRIDGES above independent market levels or prevent or retard a decline in the market price of the BRIDGES. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

License Agreement between
Standard & Poor's Corporation
and Morgan Stanley...............   S&P and Morgan Stanley have entered into a
                                    non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the BRIDGES.

                                    The license agreement between S&P and Morgan
                                    Stanley provides that the following language must be set forth in this pricing supplement:

                                    The BRIDGES are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the BRIDGES or any member of the public regarding the advisability of investing in securities generally or in the BRIDGES particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the BRIDGES. S&P has no obligation to take our needs or the needs of holders of the BRIDGES into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BRIDGES to be issued or in the determination or calculation of the equation by which the BRIDGES are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the BRIDGES.

                                    S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                    THE COMPLETENESS OF THE S&P 500 INDEX OR ANY
                                    DATA INCLUDED THEREIN. S&P MAKES NO
                                    WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS
                                    TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF
                                    THE BRIDGES, OR ANY OTHER PERSON OR ENTITY
                                    FROM THE USE OF THE S&P INDEX OR ANY DATA
                                    INCLUDED THEREIN IN CONNECTION WITH THE
                                    RIGHTS LICENSED UNDER THE LICENSE AGREEMENT
                                    DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P
                                    MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
                                    HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF
                                    MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                                    PURPOSE OR USE WITH RESPECT TO THE S&P 500
                                    INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT
                                    LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                    SHALL S&P HAVE ANY LIABILITY FOR ANY
                                    SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL
                                    DAMAGES (INCLUDING LOST PROFITS), EVEN IF
                                    NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                    "Standard & Poor's(R)," "S&P(R)," "S&P
                                    500(R)," "Standard & Poor's 500" and "500"
                                    are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans
and Insurance Companies..........   Each fiduciary of a pension, profit-sharing
                                    or other employee benefit plan subject to the Employee Retirement Income Security Act of

                                    1974, as amended ("ERISA"), (a "Plan")
                                    should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the BRIDGES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                    In addition, we and certain of our
                                    subsidiaries and affiliates, including MS &
                                    Co. and Morgan Stanley DW Inc. (formerly
                                    Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the BRIDGES are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                    We have obtained from the Department of
                                    Labor an exemption from the prohibited
                                    transaction rules that will in most cases cover the purchase and holding of BRIDGES by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the BRIDGES must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any BRIDGES, no more than 15% of the Plan's assets should be invested in BRIDGES.

                                    The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the BRIDGES have exclusive responsibility for ensuring that their purchase and holding of the BRIDGES do not violate the prohibited transaction or other rules of ERISA or the Code.

United States Federal Income
Taxation.........................   The BRIDGES will be treated as "contingent
                                    payment debt instruments" for U.S. federal
                                    income tax purposes. Investors should refer
                                    to the discussion under "United States
                                    Taxation--Tax Consequences to U.S.
                                    Holders--Notes--Notes Linked to Commodity
                                    Prices, Single Securities, Baskets of
                                    Securities or Indices" in the accompanying
                                    prospectus supplement for a description of
                                    the U.S. federal income tax consequences of
                                    ownership and disposition of the BRIDGES. In
                                    connection with the discussion thereunder,
                                    we have determined that the "comparable
                                    yield" is an annual rate of    % compounded
                                    semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a BRIDGES


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                                    (assuming a principal amount of $10)
                                    consists of a projected amount equal to
                                    $        due at maturity.

                                    The comparable yield and the projected
                                    payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the BRIDGES, and we make no representation regarding the actual amounts of payments on a BRIDGES.



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